Exhibit 99.1
EDAC Technologies Reports Fiscal 2010 Fourth Quarter Results
- Net Income is $0.01 per Share on Sales of $17.9 Million —
- Backlog Totals $138.3 Million at Year-End -
FARMINGTON, Conn., March 10, 2011 — EDAC Technologies Corporation (NASDAQ: EDAC), a diversified designer, manufacturer and servicer of precision components for aerospace and industrial applications, today reported sales of $17.9 million for the fourth quarter of fiscal 2010, an increase of 10% compared with $16.3 million for the fourth quarter of fiscal 2009.
Net income for the fourth quarter of 2010 was $56,000, or $0.01 per diluted share, compared to $113,000, or $0.02 per diluted share, for the same period of 2009.
The year-over-year increase in EDAC’s fourth quarter sales reflected substantial growth in the Company’s APEX Machine Tool and EDAC Machinery product lines, which offset 4% lower sales in the EDAC AERO product line. Net income in the fourth quarter of 2010 was below the same period of 2009 despite improved operating income, as the 2009 fourth quarter included $262,000 of other income due to a favorable adjustment to the net gain on the acquisition of AERO recorded in the 2009 second quarter.
Sales for EDAC’s three major product lines, and the key factors contributing to the sales trends, are as follows:
•	Sales for the EDAC AERO product line were $11.7 million, a decrease of 4% from the fourth quarter of 2009. The comparison reflected an 8% increase in sales of the AERO product line acquired in May 2009 primarily due to increased demand for the Company’s products. This was offset by 15% lower sales of the traditional EDAC Aerospace product line compared to the prior year fourth quarter primarily due to longer than expected development and qualification time on products for a customer, which delayed the ramp-up of shipments until later in the 2010 fourth quarter. The ramp-up has continued in the 2011 first quarter.
•	Sales of the Apex Machine Tool product line were $4.2 million in the 2010 fourth quarter, an increase of 27% from the year-ago fourth quarter, as the Company’s strategy to focus on increasing the number and size of customer orders and expanding the markets served by Apex continued to gain traction.
•	Sales of the EDAC Machinery product line were $2.0 million, an increase of 148% from the fourth quarter of 2009. This included a 109% increase in sales of Gros-Ite Spindle products, due to continued strong demand for hydrostatic spindles from a key OEM customer. It also reflected a more than three-fold increase in the sales of Service Network International (SNI), the assets of which were acquired in August 2009.
     Other highlights of EDAC’s results for the recent period are as follows:
•	The gross profit was $1.8 million for the 2010 fourth quarter and included higher than normal development and qualification costs for a new parts program that resulted in a loss on that program for a second consecutive quarter. Having qualified all of the parts, the Company is now in a production ramp-up that will further allow the implementation of improved production processes for this program. In the fourth quarter of 2009, the gross profit was $1.4 million and included $252,000 of costs related to re-start of the then recently acquired SNI operations. The gross profit margin was 10.1% and 8.5% of total sales in the fourth quarters of 2010 and 2009, respectively.

•	SG&A expenses for the fourth quarter of 2010 were $1.6 million or 8.8% of sales compared with $1.5 million or 9.2% of sales in the fourth quarter of 2009.
•	Operating income increased to $242,000 for the fourth quarter of 2010, compared to a loss from operations of $114,000 for the same period of 2009.
On a sequential basis, EDAC’s sales for the fourth quarter of 2010 were 3% lower than the third quarter. While sales for Apex Machine Tool increased 7% and sales for EDAC Machinery products increased 65%, including an SNI order that had shifted from the third quarter, there was a 13% decrease in the EDAC AERO product line. This was due to the reduction in a military spare parts order and a requested delay in parts for a ground-based turbine project in Spain, which were only partially offset by an increased order for drum detail parts for a commercial aircraft engine.
For the 52 weeks of fiscal 2010, ended January 1, 2011, EDAC’s sales increased 34% to $73.1 million from $54.6 million for fiscal 2009 and included a full year of sales of the AERO acquisition completed May 27, 2009 and of the SNI acquisition completed August 10, 2009. Income from operations was $1.8 million for 2010, compared with $1.1 million for 2009. Net income for 2010 was $845,000, or $0.17 per diluted share. For 2009, net income was $7.6 million, or $1.54 per diluted share, but included other income of $11.9 million, due to a net gain on the acquisition of the manufacturing business unit of MTU Aero Engines North America Inc.
Backlog and Outlook
EDAC’s total sales backlog at January 1, 2011 was approximately $138.3 million, compared with $133.6 million at the end of the 2010 third quarter and approximately $125.9 million at year-end fiscal 2009.
Separately, EDAC announced that it has received a letter of intent from a leading European engine manufacturer to proceed with all necessary tooling for parts production in anticipation of being awarded a multi-year agreement to supply eight engine parts for a commercial airliner program. The agreement has a five-year term and is valued at approximately $36 million over that period.
“Our team is hard at work on our priorities to generate sustainable top-line growth and stronger profit margins. We have invested in the development of a significant number of new parts for major aerospace programs, and are continuing to see steady progress in having those parts qualified and in ramping up volume. Our newest agreement also demonstrates our ability to gain traction with an increasingly diverse range of customers and aviation platforms. As we reach greater critical mass in delivering the new parts, and also institute more efficient processes as needed, the impact on our gross margin should be solidly positive. Consequently, we expect to see an improvement in sales and profitability in the first quarter of 2011 as compared with the fourth quarter of 2010,” said Dominick A. Pagano, EDAC’s President and Chief Executive Officer.
Conference Call and Webcast
The Company will host a conference call to review the above results at 10:00 a.m. (Eastern Time) today, March 10, 2011. The call will be broadcast simultaneously over the Internet. Listeners can access a webcast of the conference call live over the Internet at www.edactechnologies.com. Please allow 10 minutes prior to the call to visit the site to download and install any necessary audio software. After the call has taken place, its archived version will be available at this web site.
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company serving the aerospace and industrial markets. In the aerospace sector, EDAC offers design and manufacturing services for commercial and military aircraft, in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines. Industrial applications include high-precision fixtures, gauges, dies and molds, as well as the design, manufacture and repair of precision spindles, which are an integral part of machine tools found in virtually every manufacturing environment. EDAC’s core competencies include extensive in-house design and engineering capabilities, and facilities equipped with the latest enabling machine tools and manufacturing technologies.
Cautionary Statement Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995; including forward-looking statements regarding future profitability, expected sales and other matters that are subject to risks and uncertainties. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

CONTACTS:	EDAC Technologies Corporation
Glenn L. Purple
Vice President-Finance
860-677-2603

Comm-Counsellors, LLC
Edward Nebb
203-972-8350
June Filingeri
203-972-0186
(Financial tables follow)

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	For the three months ended		For the twelve months ended
	Jan. 1,	Jan. 2,	Jan. 1,	Jan. 2,
	2011	2010	2011	2010
Sales	$17,902	$16,298	$73,058	$54,643

Cost of sales	16,091	14,909	65,080	48,716

Gross profit	1,811	1,389	7,978	5,927

Selling, general and administrative expenses	1,569	1,503	6,222	4,850

Income from operations	242	(114)	1,756	1,076

Non-operating income (expense):
Interest expense	(259)	(236)	(970)	(829)
Other income	14	268	377	11,941

(Loss) income before income taxes	(3)	(82)	1,163	12,188

(Benefit from) provision for income taxes	(59)	(195)	318	4,562

Net income	$56	$113	$845	$7,626

Income per common share Data:
Basic income per share	$0.01	$0.02	$0.17	$1,58

Diluted income per share	$0.01	$0.02	$0.17	$1,54

Weighted average shares outstanding:
Basic	4,869	4,839	4,859	4,833
Diluted	4,982	4,990	5,013	4,945

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 1,	January 2,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash	$975	$1,100
Accounts receivable, net	14,955	10,862
Inventories, net	20,219	19,990
Prepaid expenses and other current assets	184	306
Refundable income taxes	80	112
Deferred income taxes	1,613	1,098

Total current assets	38,026	33,468

PROPERTY, PLANT AND EQUIPMENT	51,818	48,431
Less: accumulated depreciation	28,595	25,974

	23,223	22,457

OTHER ASSETS	155	202

TOTAL ASSETS	$61,404	$56,127

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit	$4,793	$1,591
Current portion of long-term debt	4,370	1,833
Trade accounts payable	7,336	6,828
Employee compensation and amounts withheld	1,212	1,185
Accrued expenses	2,136	1,819
Customer advances	857	1,028

Total current liabilities	20,704	14,284

LONG-TERM DEBT, less current portion	9,858	12,154

PENSION LIABILITIES	1,526	1,448

DEFERRED INCOME TAXES	4,473	4,475

SHAREHOLDERS’ EQUITY:
Common stock	12	12
Additional paid-in capital	11,690	11,225
Retained earnings	15,630	14,785
Accumulated other comprehensive loss	(2,489)	(2,256)

Total shareholders’ equity	24,843	23,766

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$61,404	$56,127